SERVICES AGREEMENT

This Services Agreement is a legal agreement ("Agreement") between 30DC, Inc., a Delaware corporation ("30DC"), having its principal place of business at 80 Broad Street, Fifth Floor, New York, NY 10004, and Netbloo Media, Ltd. ("NBM"), a Hong Kong Corporation, having its principal place of business at RmA 7F, 139 Hennessy Road, Wanchai, Hong Kong. This Agreement shall be effective as October 1, 2012 ("Effective Date"). THIS AGREEMENT SUPERSEDES ALL OTHER TERMS AND CONDITIONS AGREED TO BETWEEN 30DC AND NBM FOR SERVICES.

RECITALS

WHEREAS, NBM is engaged in the business of internet application development, including technical consulting services, software development and maintenance, and related marketing and sales,

WHEREAS, 30DC wishes to use the services of NBM for continued enhancement of its MagCast and Market Pro Max Products, along with new products and services currently under development and/or being developed over time, as more completely described on **Annexure A**,

NOW, THEREFORE, the parties agree as follows:

1. Scope of Services. In consideration for payment as required herein, NBM agrees to provide the services to and on behalf of 30DC, as said services are more specifically described and fully set forth in **Annexure A** (Services), which is attached hereto and made a part hereof by this reference. Hereinafter the services to be performed by NBM shall be referred to as "Contract Services."

2. Term. The parties agree that the initial term of this Agreement shall be three years from ("Initial Term") from the Effective Date, first listed above but may be terminated at any time after the second anniversary of the Effective Date subject to a six month early termination penalty. In the event that either party wants to terminate this Agreement at the end of the term, they must provide at least 30 days written notice to the other party. Unless or until this Agreement is terminated by either party in writing, upon expiration of the Initial Term, the parties agree that this Agreement will automatically renew on a month-to-month basis subject to any changes in pricings by NBM.

3. Monthly Payment and Pricing.

A. In consideration for providing the Contract Services, 30DC agrees to pay, on a monthly basis in arrears, any and all applicable recurring fees and/or charges, which said recurring fees and/or charges are more specifically set forth in **Annexure A.**

B. After the initial Term of this agreement, NBM may change the prices quoted above for the Contract Services that are provided hereunder. 30DC's continued use of the Contract Services will indicate acceptance. Any price changes will be presented to 30DC with a 30-day advance written notice. NBM shall not raise the price for Contract Services more than once per calendar year. NBM shall not raise the price for Contract Services more than three (3) percent annually.

C. All payments by 30DC for Contract Services purchased under this Agreement shall be made by wire to NBM.

D. If this Agreement is terminated, 30DC remains liable to pay NBM for any outstanding unpaid balance for fees and expenses owned by 30DC to NBM for Contract Services provided prior to termination.

4. Choice of Law. 30DC expressly agrees that the laws of the State of New York, without regard to its conflict of laws principles, shall govern and apply to this Agreement in all respects, including, without limitation, with regard to limitations and/or exclusion of certain types of damages. The parties agree that New York courts shall have exclusive jurisdiction over each party's person and all arguments to the contrary are expressly waived. 30DC expressly agrees that any dispute, cause-of-action, suit or proceeding commenced as a result of this Agreement, shall be litigated in the state or federal court of proper jurisdiction with venue in New York to the exclusion of all others. 30DC expressly waives any and all claims of venue and jurisdiction in the state within which its principal place of business or domicile is located or of any other state and agrees that the State of New York is the only state having the proper venue and jurisdiction of this Agreement.

5. Duty of Confidentiality. During the contract term, both parties will be privy to and have access to information relating to the business of the other party, which is not generally available in the public domain nor readily ascertainable by independent investigation, which is subject to reasonable efforts of secrecy, and which secret nature gives the parties a competitive advantage. It is agreed that any and all information relating to the business of the other party acquired during the contract term is the sole property of 30DC or NBM respectively and constitutes confidential materials, which are trade secrets of each business. However, any information obtained or used by NBM in its capacity as a contractor for 30DC shall be deemed to be information related to 30DC's business and exclusively owned by 30DC. Such information includes, but is not limited to:

(i) Any leads for business from any source, including from the Internet;

(ii) All of the papers, records, files, documents, products, systems, programs, confidential reports (including, without limitation, technical information on the performance of the parties or their businesses and the development or acquisition, future business or business enhancements), marketing strategies, sales efforts and training, lists of clients, vendors and contractors, sources of customers or potential recruits maintained or created by the parties, including without limitations, letters and other correspondence, inter-office memoranda, mailing lists, manuals, profiles, forms, procedural or marketing information and other materials developed by a party or at its direction, or under its supervision or required to be maintained by any computer data base, manual or memoranda or by the directives of the management of the businesses, the parties' ways of doing business, including search engine utilization strategies; and

(iii.) Any and all documents, formulae, logarithms, code, language, plans, specifications, software, constituting "Intellectual Property," associated, in any way, with or developed by either party, as that term is commonly used and understood between the parties, and in the industry, and for which the parties have taken steps to keep such information/technology secret from outside third parties.

Collectively the information and materials referenced in 6(A) (i)-(iii) shall be referenced to herein as "Trade Secrets." NBM and 30DC agree that the Trade Secrets are assets belonging solely to the individual businesses respectively and that they have significant value to each party.

6. General Provisions.

A. Entire Agreement. This Agreement (a) contains the entire agreement among the parties, which said Agreement expressly includes and incorporates herein Annexure A, which is attached hereto; (b) except as otherwise provided for herein, may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the party sought to be charged with such amendment or waiver; and (c) is binding upon and inures to the benefit of the parties, and their respective personal representatives, successors and assigns, except as set forth above.

B. Construction Principles. Words in any gender are deemed to include the other gender. The singular is deemed to include the plural and vice versa. The headings and underlined paragraph titles are for guidance only and have no significance in the interpretation of this Agreement.

C. Counterparts. The Agreement may be executed in any number of counterparts, each of which is deemed an original and as executed shall constitute one agreement, binding on the parties even though the parties do

not sign the same counterpart. A fax or electronic signature shall constitute the same as an original for all purposes.

D. Assignment. Neither party may assign or otherwise transfer this Agreement without the written consent of the other party.

This Agreement shall inure to the benefit of and bind the parties hereto and their respective legal representatives, successors and assigns.

E. Severance Clause. The invalidity or unenforceability of any part of this Agreement does not invalidate or affect the remainder, which continues to govern the relative rights and duties of the parties as though the invalid or unenforceable part were not a part hereof.

F. Attorney's Fees. In the event of a breach of this Agreement, the prevailing party is entitled to recover from the breaching party all attorneys' fees and costs incurred in enforcing this Agreement, with or without suit.

30DC, INC.	**NETBLOO MEDIA, LTD**
By:____________________	By: Jonathan Lint
President	Manager
Date: December 31, 2012	Date: December 31, 2012

ANNEXURE A

SERVICES

Business and software development including product completion, revisions and updates, development and maintenance of infrastructure such as web sites and hosting, customer service for technical inquiries and other services requested by Edward Dale, 30DC CEO, or other 30DC executive management including but not limited to the following products including all derivatives thereto:

MagCast Publishing Platform, including MagCast Advertising Platform, MagCast Coaching and Local Business System,

Market Pro Max,

New products and services.

Jonathan Lint shall be responsible for delivery and performance quality of all services and will work the equivalent of a fulltime load (35 working hours per week) on 30DC projects.

30DC will be the exclusive client of Netbloo, its owners, employees and contractors for Internet Marketing products and ventures, including digital publishing and any related services. For further clarification, this also covers anything that Netbloo, its owners, employees and contractors might otherwise consider is for internal use.

At all times, 30DC shall have access to all product and product development information including source code and direct access to all subcontractors and vendors.

All subcontractors and vendors shall be approved by 30DC in advance of starting services and shall be subject to the duty of confidentiality in Section 5 of this Agreement.

The service of Jonathan Lint as Vice President Strategic Systems of 30DC and/or one of its operating subsidiaries may be included as services to be provided by Netbloo under this Agreement in which case, Jonathan Lint will be a senior member of the management team and a direct report to 30DC Chief Executive Officer Edward Dale.

PRICING OF SERVICES

$25,000 per month plus out of pocket costs for travel, software license, programming services, and third party vendors-as approved by 30DC, Inc. in advance.